Exhibit 10.17

Addendum I

This Addendum I, hereinafter (“Addendum I”), is made and entered into by and between Peregrine Semiconductor Corp., hereinafter “Peregrine”, and Clavis company, a company of Macnica, Inc., hereinafter “Clavis”, each a “Party” and collectively the “Parties” of the transactions contained herein.

Whereas, Peregrin and Clavis desire to amend the Distribution Agreement executed between the Parties on July 7th, 2008, hereinafter (“Agreement”), in certain respects as contained herein, with the terms of this Addendum I binding upon each Party as if they were an original part of the Agreement.

1. (Logistic Services)

Transactions which both parties agree that they fall under the scope of “Logistic Services” defined in the Agreement shall be handled as follows regardless of any relevant provision in the Agreement with respect to the subject matters herein.

Clavis assumes no obligation or liability of any kind, including but not limited to claims, liabilities, damages, or expenses resulting from product quality, technical assistance, complaint, supplying obligation, delivery schedule and intellectual property rights arising from Peregrine “Products” which Clavis procures to its customers (“Liabilities”). Peregrine shall assume such Liabilities directly and entirely to Clavis customers and Products which Peregrine specifies.

Customers:

All customers who design and manufacture wireless mobile applications that use a cellular network connection.

Products:

Antenna switch ICs for wireless mobile applications

Digitally tunable capacitor ICs for wireless mobile applications

However. Clavis shall cooperate with Peregrine in a good faith when Peregrine fulfills such Liabilities to Clavis customers by “the best method of fulfillment”, which is described in paragraph 2 and by helping to coordinate Peregrine’s payment terms and conditions to Clavis customers in fulfilling such Liabilities.

If Products held in inventory by Clavis become excess, greater than 3 months of projected customer demand, Clavis shall have the option to return such excess inventory to Peregrine for a refund of the full purchase price paid by Clavis, less any credits granted by Peregrine on such Products. In a practical manner, Clavis can return excess inventory in case the excess inventory is greater than coming three (3) months of projected customer demand at the end of closing date of every quarter of Peregrine corporate calendar.

Above-mentioned indemnity shall not apply however in the event that such Liabilities arise due to reasons attributable to Clavis, such as Clavis’s errors in issuing purchase orders, Clavis’s failure to issue purchase orders or to accept purchase orders, Clavis’s failure in inventory management and/or logistics services management.

2. (The best method of fulfillment)

Clavis will update and submit updated purchase orders (new orders and/or revised orders) to Peregrine within 48 hours after receiving the updated forecast from the customer. Clavis will update and submit urgent purchase orders within 24 hours if specifically requested by Peregrine.

Clavis will provide a rolling 4 month forecast for all Products and customers with information of in-out-stock status using spreadsheet which shall be agreed by both parties.

Clavis will update customers’ forecast (average) in every second week. Clavis will update the forecast once per week if specifically requested by Peregrine.

Clavis will disclose current terms and conditions between Clavis and Clavis customers, and, shouldn’t revise such terms and conditions without notify Peregrine. Peregrine must be involved such discussion with Clavis customers

3. (Prevalence)

The content of this Addendum I shall prevail over any other provisions with respect to the subject matters herein of prior agreements entered by both parties, including but not limited to the Agreement.

4. (Disputes, Controversies or Differences)

All issues that are not set forth in this Addendum I or all disputes, controversies or differences which may arise between the parties, out of or in relation to or in connection with this Addendum I, shall be resolved by the parties after discussion in good faith.

IN WITNESS WHEREOF the parties hereto have executed two copies with the signature by their duly authorized officers or representatives and Clavis and Peregrine shall retain each a copy.

PEREGRINE SEMICONDUCTOR CORP.		CLAVIS COMPANY, a company of Macnica, Inc.

By:	/s/ Ian Warbrick	By:	/s/ Takemasa Sato

Name:	Ian Warbrick	Name:	Takemasa Sato

Title:	VP OPERATIONS	Title:	Company President

Date:	June 30th 2010	Date:	June 21st, 2010